Exhibit 10.1.1

An Amendment to July 28, 2011

Agreement Concerning the Exchange of Securities

By and Among SiteSearch Corporation,

Direct ROI, LLC, Flying Change, Inc, and

the Security Holders of Each Such Entity

IT IS HEREBY AGREED by and among the undersigned that Section 1.1 of the July 28, 2011 Agreement providing for the exchange of securities and equity holdings among them, as heretofore written, is stricken and is amended to read as follows:

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Section 1.1 Subject to the terms and conditions of this Agreement, Sitesearch shall issue and exchange an aggregate of 3,178,669,980 shares of its fully paid and nonassessable unregistered shares $,001 par value common stock (the "Sitesearch Shares") in exchange for all of the DRF security and equity interests. The Sitesearch Shares shall be issued directly to the DRF equity and security holders in such amounts and on such dates as the Board of Sitesearch shall direct, and the security and equity holders of DRF shall transfer their equity interests in the constituent entities of DRF on the date that the transaction contemplated by this Agreement closes ("the Closing Date"), pursuant to the schedule set forth in Exhibit 1.1 (Exhibit 1.1 also includes a subset table evidencing the shares issued herunder to Inter 123 which Inter 123 has agreed to assign to certain other investors in Sitesearch). On the Closing Date Sitesearch shall issue such of the Sitesearch Shares to the DRF equity and security holders that had not then been issued.

This amendment is effective September 8, 2011.

Signed:	/s/ Jeffrey Peterson
Jeffrey Peterson, CEO Sitesearch

Signed:	/s/ John Ayers
John Ayers, CEO Direct ROI, CEO Flying Change